Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES Provides Progress Update on Development of Activated Carbon Facility

Including Permit from Louisiana Department of Environmental Quality

Strong Market Demand in AC Confirmed from Customers

Littleton, CO – June 5, 2008 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA” or “the Company”) is providing an update on the development of its state-of-the-art facility to produce activated carbon (AC) for use in capturing mercury from coal-fired power plants. While current demand for AC is based on state mercury emissions regulations for existing plants and strict emissions standards required for new coal-fired power plants, the expected enactment of new Federal mercury control regulations should accelerate the growth of future demand for AC.

On May 28th, ADA received notification from the Louisiana Department of Environmental Quality that it had approved the permit to construct and operate a facility producing up to 350 million pounds per year of activated carbon in Red River Parish in Northwest Louisiana. “The timely issuance of this permit reflects the high level of environmental controls we designed for this facility,” stated Dr. Michael Durham, President & CEO of ADA.

In May, the Company received feedback from its engineering, procurement, and construction (EPC) contractor about potential cost increases and schedule delays. The cost increases are due to recent escalation in both labor and worldwide commodity prices. ADA is working with the EPC contractor to evaluate options to minimize costs and schedule impacts. The process may take a few months before ADA can finalize a contract with firm fixed pricing and guaranteed completion dates needed to secure project financing. The Company continues to target commencement of operations of the facility in the first quarter 2010.

The Company is also in the process of negotiating agreements to support facility operations, including feedstock supply. Redundant coal supply options are required to satisfy security requirements for project financing. ADA is also negotiating terms for the purchase of the site and resolving other site access provisions that are needed prior to mobilization.

In addition to the activities above, securing the debt financing for the project requires that ADA obtain commitments for long-term take-or-pay contracts for the AC from the plant. In that regard, the Company recently announced its first large AC contract with a major utility with a total value in excess of $35 million.

Dr. Durham stated, “The market for AC is confirmed by the high level of activity in requests from power companies for proposals. We are continuing discussions with several companies and negotiating significant long-term supply contracts for AC. If successful, these contracts are expected to provide sufficient cash flows to support the project debt structure.”

He went on to say, “Earlier this year, we announced the internal selection of the strategic partner to provide the equity financing required to complete the project. We had expected transaction agreements, which provided for a cash investment at the project level and the purchase of ADES equity, to be completed by this time. However, the timing of the EPC contract and coal supply negotiations have delayed completing these agreements pending finalization of the capital structure requirements for the project. The prospective strategic partner is working closely with ADA in all aspects of this project development effort.”

Dr. Durham continued, “Our overall plans to supply AC to the power industry involves providing AC prior to start up of the new production facility. This spring, ADA entered into an agreement to acquire the U.S.-based assets of an AC processing facility and is finalizing a supply agreement for foreign AC with quantities increasing to over 20 million pounds during 2009. We are currently procuring additional AC processing equipment and negotiating larger supply commitments to enable us to expand capacity up to 30 to 50 million pounds of AC per year by 2010. In the first test of ADA’s brominated AC produced from this facility, 90% mercury capture was achieved at a full-scale power plant. A number of additional tests are being scheduled to allow clients to evaluate this product.”

Dr. Durham concluded, “Despite some delays, this project continues to progress. Both our utility customers and our prospective strategic partner recognize the magnitude of the mercury control market for AC and the need for new AC production plants such as ours to help fill the gap created by this new market. We remain committed to the success of this new business line and the significant opportunity this market represents for ADA”

About ADA-ES

Headquartered in Littleton, CO, ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, mercury measurement instrumentation, and related services. Additionally, the Company is implementing plans to produce and supply activated carbon.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding expected enactment of new Federal regulations and resulting increased demand, potential cost increases and delays with respect to the AC facility, value of the AC contract with a major utility and the ability to secure long-term AC supply contracts to support the project's debt structure. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, availability of financing and an acceptable site for and changes in the costs and timing of construction of the planned AC facility; availability of raw materials and treatment and storage facilities; changes in laws or regulations; changing prices, economic conditions and market demand; our ability to secure necessary permits and other approvals; operational difficulties; successful negotiation of a site purchase agreement; availability of skilled personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836-9613
www.adaes.com		MDixon@equityny.com
Linda Latman, (212) 836-9609
LLatman@equityny.com